UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2019

Versum Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37664	47-5632014
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8555 South River Parkway, Tempe, Arizona		85284
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 282-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 12, 2019, Versum Materials, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Parent”), and EMD Performance Materials Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, (1) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving and continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent, and, (2) at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of the Company (other than shares (i) owned by the Company, Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case excluding any such shares owned by a benefit plan of the Company or held on behalf of third parties, and (ii) shares owned by stockholders who have not voted in favor of the Merger and have demanded, perfected and not withdrawn or lost the right to demand, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $53.00 per share in cash, without interest (the “Merger Consideration”).

The executive board of Parent and the board of directors of each of the Company and Merger Sub have unanimously approved the Merger Agreement and the transactions contemplated thereby.

Treatment of Equity Awards

Pursuant to the Merger Agreement, at the Effective Time, (1) each outstanding stock option of the Company will fully vest and cancel and convert into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over such stock option’s exercise price, on the terms set forth in the Merger Agreement (with outstanding stock options whose exercise price is equal to or greater than the Merger Consideration cancelled for no consideration or payment), (2) each outstanding restricted stock unit award of the Company will convert into the right to receive a deferred cash payment based on the Merger Consideration, on the terms set forth in the Merger Agreement, (3) each outstanding performance stock unit award of the Company will convert into the right to receive a deferred cash payment based on the Merger Consideration, on the terms set forth in the Merger Agreement and with performance goals applicable to such performance stock unit awards measured based on actual performance through the Effective Time, and (4) each deferred stock unit award of the Company will fully vest and cancel and convert into the right to receive the Merger Consideration.

Conditions to the Merger

The completion of the Merger is subject to the satisfaction or waiver of certain customary mutual closing conditions, including (1) a majority of the outstanding shares of common stock of the Company having approved adoption of the Merger Agreement, (2) the expiration or termination of any applicable waiting periods, and the receipt of approvals, under U.S. and certain foreign antitrust and competition laws, (3) the absence of any governmental order or law that makes consummation of the Merger illegal or otherwise prohibited and (4) clearance by the Committee on Foreign Investment in the United States. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the Company relating to its businesses, financial statements and public filings, in each case generally subject to customary materiality qualifiers. The Merger Agreement also contains certain representations and warranties of Parent and Merger Sub customary in the context of an all cash acquisition. Additionally, the Merger Agreement provides for customary pre-closing covenants, including covenants of the Company relating to conducting its business in the ordinary course and refraining from taking certain actions without Parent’s consent. The Company and Parent also agreed to use their respective reasonable best efforts to cause the Merger to be consummated and to obtain regulatory approvals or expiration or termination of waiting periods, subject to certain exceptions, including that Parent is not required to take any action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, financial condition or results of operations of (1) the Company and its subsidiaries, taken as whole from and after the Effective Time, (2) Parent and its subsidiaries (excluding the Company and its subsidiaries), taken as a whole from and after the Effective Time, but assuming a company the size of the Company and its subsidiaries, taken as a whole, or (3) Parent and its subsidiaries (including the Company and its subsidiaries), taken as a whole from and after the Effective Time, but assuming a company twice the size of the Company and its subsidiaries, taken as a whole.

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, the Company will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative acquisition proposals, subject to customary exceptions. The Company is required to call a meeting of its stockholders to vote upon the adoption of the Merger Agreement and, subject to certain exceptions, to recommend that its stockholders vote to adopt the Merger Agreement.

Termination

The Merger Agreement contains termination rights, including, among others, (1) if the consummation of the Merger does not occur on or before April 13, 2020, subject to extension to July 13, 2020 in certain circumstances for the sole purpose of obtaining regulatory clearances and (2) subject to certain conditions, if the Company wishes to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal (as such term is defined in the Merger Agreement). Upon termination of the Merger Agreement under specified circumstances, including the termination by Parent in the event of a change of recommendation by the board of directors of the Company or by the Company to enter into an agreement providing for a Superior Proposal (as such term is defined in the Merger Agreement), the Company would be required to pay Parent a termination fee of $235 million. In addition, if the Merger Agreement is terminated because of a failure of the Company’s stockholders to adopt the Merger Agreement, the Company may be required to reimburse Parent for its actual transaction expenses in an amount not to exceed $35 million. In no event will Parent be entitled to receive more than one termination fee, net of any expense reimbursement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Parent. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures, as applicable.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 12, 2019, prior to entering into the Merger Agreement, the Company delivered to Entegris, Inc. (“Entegris”) a written notice terminating the previously announced Agreement and Plan of Merger, dated January 27, 2019, by and between the Company and Entegris (the “Entegris Merger Agreement”). In connection with the termination of the Entegris Merger Agreement, the Company paid to Entegris a termination fee of $140 million pursuant to the Entegris Merger Agreement, and the Company’s special meeting of stockholders, which was scheduled to be held on April 26, 2019, has been cancelled. A description of the material terms of the Entegris Merger Agreement can be found in the Current Report on Form 8-K filed by the Company on January 29, 2019.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger, the Company established a cash-based retention program for the benefit of the Company’s and its subsidiaries’ employees, including the Company’s executive officers. On April 12, 2019, the board of directors of the Company approved retention bonuses in the amount of $1,000,000 for Michael W. Valente and $500,000 for Edward C. Shober under this retention bonus program. These retention bonuses are payable within 60 days following the six-month anniversary of the effective time of the Merger, subject to the executive officer’s continued employment through such date, or, if earlier, within 60 days following a qualifying termination of employment, in each case, subject to the executive officer’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates. For purposes of the retention bonus agreements, a qualifying termination of employment means a termination of the executive officer’s employment by the Company without “cause” or by the executive officer for “good reason” (as such terms are defined in the retention bonus agreements) after the effective time of the Merger but prior to the six-month anniversary thereof. If the effective time of the Merger does not occur on or before a specific date that the Company will determine (or such later date as the Company may decide in its sole discretion), the retention bonus agreements will terminate. On April 12, 2019, the board of directors of the Company also amended the retention bonuses previously granted to Guillermo Novo and George G. Bitto in connection with the transactions contemplated by the Entegris Merger Agreement to provide that such retention bonuses will be payable in connection with the Merger on the same terms and conditions as set forth above.

This description of the retention bonuses is qualified in its entirety by reference to the actual terms of the retention bonus agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On April 10, 2019 at 11:59 p.m., the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, for U.S. antitrust purposes expired in connection with the proposed transaction with Parent.

On April 12, 2019, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement and the termination of the Entegris Merger Agreement. A copy of the joint press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of April 12, 2019, by and among Versum Materials, Inc., Merck KGaA and EMD Performance Materials Holding, Inc.†

10.1	Form of Retention Bonus Agreement

99.1	Joint Press Release dated April 12, 2019

†

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Versum Materials, Inc. (“Versum”) management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include the following: Merck KGaA, Darmstadt, Germany’s ability to successfully complete the proposed acquisition of Versum or realize the anticipated benefits of the proposed transaction in the expected time-frames or at all; Merck KGaA, Darmstadt, Germany’s ability to successfully integrate Versum’s operations into those of Merck KGaA, Darmstadt, Germany; such integration may be more difficult, time-consuming or costly than expected; the failure to obtain Versum’s stockholders’ approval of the proposed transaction; the failure of any of the conditions to the proposed transaction to be satisfied; revenues following the proposed transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the proposed transaction; the retention of certain key employees at Versum; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the impact of the proposed transaction on Versum’s credit rating; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; delays in obtaining any approvals required for the proposed transaction or an inability to obtain them on the terms proposed or on the anticipated schedule; the impact of indebtedness incurred by Merck KGaA, Darmstadt, Germany, in connection with the proposed transaction; the effects of the business combination of Versum and Merck KGaA, Darmstadt, Germany, including the combined company’s future financial condition, operating results, strategy and plans; and other factors discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany, website at www.emdgroup.com or in Versum’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended on September 30, 2018 and Versum’s other filings with the SEC, which are available at http://www.sec.gov and Versum’s website at www.versummaterials.com. Except as otherwise required by law, Versum assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Important Information and Where to Find It

This communication relates to the proposed merger transaction involving Versum and Merck KGaA, Darmstadt, Germany. In connection with the proposed merger, Versum and Merck KGaA, Darmstadt, Germany, intend to file relevant materials with the SEC, including Versum’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Versum or Merck KGaA, Darmstadt, Germany, may file with the SEC or send to Versum’s stockholders in connection with the proposed merger. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, or Versum’s website at http://investors.versummaterials.com or by phone at 484-275-5907.

Participants in Solicitation

Versum, Merck KGaA, Darmstadt, Germany, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock in respect of the proposed transaction. Information about the directors and executive officers of Versum is set forth in Versum’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 21, 2018, and the proxy statement for Versum’s 2019 annual meeting of stockholders, which was filed with the SEC on December 20, 2018. Information about the directors and executive officers of Merck KGaA, Darmstadt, Germany, is set forth on Schedule I of the Schedule 14A filed by Merck KGaA, Darmstadt, Germany, with the SEC on March 22, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Versum Materials, Inc.

Date: April 12, 2019	By:	/s/ Michael W. Valente
	Name:	Michael W. Valente
	Title:	Senior Vice President, General Counsel and Secretary